Exhibit 10.14

August 29, 2023

Dear Paul:

Thank you for your continued work on behalf of 5E Advanced Materials, Inc. (the “Company”). This letter (the “Addendum”) is an addendum to the offer letter you executed on May 10, 2021 (the “Offer Letter”), and as amended by the promotion letter dated November 3, 2021 (the “Promotion Letter”).

1.
Termination Without Cause: In the event that your employment under the Offer Letter is terminated without Cause (as defined in section 2), and subject to (i) your compliance with the terms of Exhibit A to the Offer Letter (Employee Confidential Information and Invention Assignment Agreement); (ii) your timely execution of a release of claims in a form to be provided by the Company (the “Release”); and (iii) such executed Release becoming effective (the “Release Effective Date”), you will be entitled to receive the following additional payments and benefits (collectively, the “No-Cause Benefits”):

a.
A lump-sum payment equal to six (6) months of your annual base salary as of the effective date of the termination of your employment (the “Separation Date”), less applicable deductions and withholdings, which will be paid within ten (10) business days of the Release Effective Date; provided that, if the Release affords you a period in which to consider its terms prior to execution, and that consideration period begins in one taxable year and ends in the following taxable year, payment will not be made until the beginning of the second taxable year. This payment will be reported on IRS Form W-2.

b.
If you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will arrange to pay directly the COBRA premiums relating to the first six (6) months of your coverage under COBRA. The Company will cease paying such premiums for any period of coverage after you are eligible to elect comparable coverage on another employer’s group health plan, or if the Company determines that it cannot continue such payments consistent with nondiscrimination laws.

c.
Notwithstanding any terms and conditions to the contrary set forth in the Company’s Long Term Incentive Plan, the Offer Letter, the Promotion Letter, or any applicable award agreements:

i.
All outstanding unvested stock options and stock appreciation rights granted to you during your employment with the Company will become fully vested and exercisable for the remainder of their full term;

ii.
All outstanding equity-based compensation awards, other than stock options and stock appreciation rights, that do not vest based on the attainment of performance goals will become fully vested and the restrictions thereon will lapse; provided that any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and are required under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), will remain in effect; and

iii.
All outstanding equity-based compensation awards, other than stock options and stock appreciation rights, that vest based on the attainment of performance goals will remain outstanding and will vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

2.
Definition of “Cause”: For purposes of this Addendum, “Cause” means any of the following:

a.
Your willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental illness);

b.
Your willful failure to comply with any valid and legal directive of the Company’s CEO or the Company’s Board of Directors;

c.
Your willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or any of its subsidiaries or controlled affiliates;

Exhibit 10.14

d.
Your embezzlement, misappropriation, or fraud, whether or not related to your employment with the Company;

e.
Your conviction of or plea of guilty or nolo contendere to a crime that constitutes a federal felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

f.
Your material breach of any obligation under this Addendum, the Offer Letter (including its Exhibit A, the Employee Confidential Information and Invention Assignment Agreement), the Promotion Letter, or any other written agreement between you and the Company; or

g.
Your material failure to comply with the Company’s written policies or rules as they may be in effect from time to time, including, but not limited to, those related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, and whether or not such material failure is knowing or unintentional.

3.
Post-Termination Discovery of Cause: Notwithstanding anything in this Addendum to the contrary, your employment will be deemed to terminate for Cause if, on the Separation Date, facts and circumstances exist that would have justified a termination of your employment for Cause, provided that such facts and circumstances are discovered within twelve (12) months following such termination. In such event, the Company may, to the fullest extent permitted by applicable law, cease payment of and/or require you to repay the No-Cause Benefits.

4.
Section 409A: Notwithstanding any other provision of this Addendum, payments provided under this Addendum may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Addendum shall be excluded from Section 409A to the maximum extent possible, first relying on the exemption for short-term deferrals, and then the exemption for separation pay due to an involuntary separation from service. For purposes of Section 409A, any installment payment provided under this Addendum will each be treated as a separate payment. Any payments to be made under this Addendum upon termination of your employment that are subject to Section 409A will only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Addendum comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

5.
No Change in At-Will Employment: As set forth in the Offer Letter and reiterated in the Promotion Letter, your employment remains “at will,” and nothing in this Addendum changes your at-will employment status.

6.
No Changes to Other Terms of Employment; Modification: Except as specifically provided herein, nothing in this Addendum alters the terms and conditions of your Offer Letter, the Promotion Letter, the Company’s Long Term Incentive Plan, or any applicable award agreements. This Addendum remains subject to the choice-of-law and dispute-resolution procedures set forth in the Offer Letter. No provision of this Addendum may be amended or modified unless such amendment or modification is agreed to in writing and signed by you and an authorized representative of the Company.

7.
Severability: If any term in this Addendum is unenforceable in whole or in part, the remainder of the Addendum will remain enforceable to the fullest extent permitted by applicable law.

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Exhibit 10.14

Please sign and date this Addendum below and return it to me to indicate your acceptance of the Company’s offer described herein.

Sincerely,

5E Advanced Materials, Inc.

/s/ Susan Brennan
By:Susan Brennan
Title: Chief Executive Officer

ACCEPTED AND AGREED:

Date: August 29, 2023	/s/ Paul Weibel
Paul Weibel